SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐        Preliminary Proxy Statement

☐        Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐        Definitive Proxy Statement

☒        Definitive Additional Materials

☐        Soliciting Material Under Rule 14a-12

Cohen & Steers Select Utility Fund, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COHEN & STEERS SELECT UTILITY FUND, INC.

280 Park Avenue, New York, New York 10017

March 10, 2008

Dear Preferred Shareholder:

The fund’s annual stockholders’ meeting on April 1, 2008 is approaching and we urge you to immediately vote the enclosed White Proxy Card to re-elect your Board of Directors.

Your Directors are independent, highly qualified and very experienced in overseeing leveraged closed-end funds. You may have received a green proxy card from a hedge fund speculator named Arthur Lipson and his Western Investment funds seeking board seats. Do NOT vote any green proxy as we believe their interests are entirely self-motivated and inconsistent with yours.

We ask you to support your Board of Directors. Your Board vigorously opposes the Lipson/Western Investment nominees.

✓

Lipson doesn’t care about the interests of Preferred Shareholders. Lipson, a hedge fund speculator who owns TWO Preferred Shares, is taking advantage of recent industry-wide disruptions in the preferred share auction markets to pursue his selfish goals of coercing the fund into a common share buyback strategy intended to benefit Lipson.

✓

Lipson’s proposal would result in the redemption of only a limited number of Preferred Shares, leaving most Preferred Shares outstanding, and would not address the industry-wide issues in the preferred share auction markets. As Lipson himself told us, “I’m not interested in long-term solutions; the long-term is the Directors’ problem.”

✓

Your Board is very sensitive to the recent lack of liquidity in the Preferred Shares and management continues to work with industry participants to analyze a range of alternatives for increasing liquidity for all Preferred Shareholders.

✓

The recent industry-wide disruptions in the Preferred Share auction markets do not reflect any change in the fund’s investment or credit quality. The fund continues to pay dividends on its Preferred Shares at the applicable rate and the Preferred Shares continue to be rated Aaa by Moody’s Investor Services and AAA by Standard & Poor’s. These ratings do not depend on any credit enhancements by insurance companies.

Even if you have previously signed a green proxy card, you should sign, date and return the enclosed White Proxy Card. You have the right to change your vote and only the latest dated proxy counts.

If you have any questions about this matter, please call our proxy solicitation firm: The Altman Group, toll free at (800) 290-1473.

Thank you for your time and attention.

Sincerely,

Martin Cohen Co-Chairman	Robert H. Steers Co-Chairman

If you have questions or need assistance voting your shares, please call:

The Altman Group

1200 Wall Street West, 3rd Floor

Lyndhurst, NJ 07071

(800) 290-1473 (TOLL FREE)

Additional Information

On February 15, 2008, your fund filed with the Securities and Exchange Commission (SEC) and began mailing to stockholders a notice of annual meeting and a definitive proxy statement, together with a White Proxy Card that can be used to elect your director nominees and to vote upon all the proposals expected to be presented at the annual meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE 2008 ANNUAL MEETING OF STOCKHOLDERS. Stockholders can obtain additional copies of the notice of annual meeting and proxy statement, including the White Proxy Card, and other documents filed by the fund with the SEC when they become available, by contacting the fund at Cohen & Steers Capital Management Inc., c/o Marketing, 280 Park Avenue, New York, NY 10017, or by telephone toll-free at (800) 330-7348. Copies of the proxy materials may also be requested by contacting our proxy solicitor, The Altman Group, toll-free at (800) 290-1473. In addition, documents filed with the SEC by the fund are available free of charge at the SEC’s website at http://www.sec.gov. Your fund and its directors and executive officers may be deemed to be participants in the solicitation of the fund’s stockholders in connection with its 2008 annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the definitive proxy statement.